SHARE DONATION AGREEMENT

This Share Donation Agreement (the "Agreement") is made as of this 4th day of May, 2023 ("**Effective Date**");

BETWEEN: DEKUI LIU (the "Donor"), resident of [INSERT ADDRESS];

AND: ZFOUNDER ORGANIZATION INC (the "Recipient"), with an address of 12905 SW 42nd St Unit 222 Miami, FL 33175

WHEREAS the Donor is the owner of shares of the Common Stock (the "**Common Stock**") of **INNO HOLDINGS INC.**, a Texas corporation (the "Company");

WHEREAS the Donor wishes to donate four million four hundred twenty seven thousand three hundred seventy one and 52 (4,427,371.52) shares (the "**Shares**") of its Common Stock to Zfounder Organization Inc (the "**Recipient**"), effective as of May 4th 2023;

WHEREAS the Recipient has entered into that certain Shareholders Agreement dated as of February 1, 2022, by and among the Company and shareholders of the Company;

NOW THEREFORE, in consideration of the mutual covenants and representations herein set forth, the Donor and the Recipient agree as follows:

1. DONATION AND ACCEPTANCE

1.1. Subject to the terms and conditions set forth in this Agreement and upon the basis of the representations, warranties and covenants contained in this Agreement, the Donor hereby agrees to donate the Shares to the Recipient and the Recipient hereby accepts such donation;

1.2. The Donor does hereby deliver to the Recipient and the Recipient does hereby accept such delivery of the Shares as represented by certificate #13 (the "**Certificate**");

1.3. The parties shall conduct any formalities required for the completion of the donation of the Shares to the Recipient in accordance with any applicable laws and regulations and shall promptly co-operate with each other in this respect;

2. REPRESENTATIONS, DECLARATION AND WARRANTIES OF THE DONOR

The Donor does hereby represent and warrant that on the date of execution of this present:

2.1. The Donor is the sole and undisputable owner and possessor of the Shares, which are the object of this Agreement;

2.2. The Shares are free of any charge, lien, option, warrant, reference, claim or assessment of any kind, nature or description;

2.3. The Donor has full capacity and power to enter into this Agreement and the agreements contemplated herein;

3. EXPENSES

Each party shall be liable for the costs and expenses incurred by it due to the execution of this Agreement;

4. STOCK DIVIDENDS, SPLITS

If after the Effective Date, there is any stock dividend, stock split or other change in the character or amount of the Shares, then, in such event, Recipient shall be entitled to any and all payment and securities to which the holder of the Shares is entitled and any new, additional or substituted securities shall be immediately subject to this agreement and be included in the definition of "Shares" herein;

5. PRIVATE AND CONFIDENTIAL

The content of this Agreement and all information relating to it shall be kept strictly private and confidential by the parties;

6. LAW AND COURTS

This Agreement shall be governed by and construed in accordance with the laws of Texas;

7. COMPLIANCE WITH LAWS

In the performance of this Agreement both parties shall comply with all laws, rules, regulations, decrees and other ordinances issued by any governmental or other state authority relating to the subject matter of this Agreement and the performance by the parties hereto of their obligations hereunder.

8. COUNTERPARTS

This Agreement has been signed in two (2) counterparts of equal value and each party kept one.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

THE 1ST PARTY (DONOR)	**THE 2ND PARTY (RECIPIENT)**
	Zfounder Organization Inc.
/s/ DeKui Liu	By: /s/
Dekui Liu	Name: Wen Hua
	Title: President